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ANNEX C

MEMORANDUM OF ASSOCIATION OF TONGXIN INTERNATIONAL

1 NAME

The name of the Company is Tongxin International, Ltd.

2 COMPANY LIMITED BY SHARES

The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member's shares.

3 REGISTERED OFFICE

The first registered office of the Company will be situated at the office of the registered agent which is at PO Box 173 Kingston Chambers Road Town, Tortola British Virgin Islands, British Virgin Islands or such other place as the directors or members may from time to time decide, being the office of the registered agent.

4 REGISTERED AGENT

The first registered agent of the Company will be Maples Finance Limited British Virgin Islands or such other registered agent as the directors or members may decide from time to time.

5 GENERAL OBJECTS AND POWERS

Subject to Regulation 6 below the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the BVI Business Companies Act, 2004 or as the same may be revised from time to time, or any other law of the British Virgin Islands.

6 LIMITATIONS ON THE COMPANY'S BUSINESS

For the purposes of section 9(4) of the Act the Company has no power to:

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(a)  carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(b) carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorizing it to carry on that business;

(c) carry on the business of company management unless it is licensed under the Companies Management Act, 1990;

(d) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands; or

(e) carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996.

7 AUTHORIZED SHARES

(a) The Company is authorized to issue forty million shares of two classes as follows:-

     (i) Thirty nine million shares in one series of US$0.001 par value each ("Ordinary Shares"); and


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(b)  The shares in the Company shall be issued in the currency of the United
     States of America.

(c)  Each Ordinary Share in the Company confers on the holder:

     (i) the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

     (ii) the right to an equal share in any dividend paid by the Company in accordance with the Act; and

     (iii) the right to an equal share in the distribution of the surplus assets of the Company.

(d)Preferred Shares

     (i) The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be those provided pursuant to the Act as modified or negated by the directors of the Company on the issuance of the Preferred Shares.

     (ii) The Board of Directors of the Company is authorized, subject to limitations prescribed by law and the provisions of this Clause 7, to amend the Company's Memorandum of Association

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          to provide for the creation from time to time of one or more series of
          Preferred Shares or classes of shares having preferred rights, and pursuant to such amendment to establish the number of shares and series to be included in each such class, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such class. The authority of the Board of Directors with respect to each class shall include, but not be limited to, determination of the following:

(a) the number of shares and series constituting that class and the distinctive designation of that class;

(b) the distribution rate on the shares of that class, whether distributions shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the distributions payable on any other class or classes of shares;

(c) whether that class shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that class shall have conversion or exchange privileges, and, if so, the terms and

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     conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(e) whether or not the shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that class, and, if so, the terms and amounts of such sinking fund;

(g) the right of the shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such class of any other class) and upon the payment of dividends or the making of other distribution on, and the purchase, redemption or other acquisition by the Company or any

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     subsidiary of any outstanding shares of the Company;

(h) the right of the shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes of shares; and

(i) any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

8 REGISTERED SHARES ONLY

Shares in the Company may only be issued as registered shares and the Company is not authorized to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9 AMENDMENTS

Subject to the provisions of the Act, the Company shall by resolution of the directors or members have the power to amend or modify any of the conditions contained in this Memorandum of Association.

We, ____________________ British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this __________ of __________ 2007.

Incorporator

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